Exhibit 99.1

BIMI Announces Entering into a $5 million Stock Purchase Agreement

NEW YORK, June. 10, 2022-- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced that on June 9, 2022, the Company entered into a Stock Purchase Agreement with Mr. Fnu Oudom, the Chairman of the Board of the Company, for the sale of 12,500,000 shares of common stock of the Company for $5 million, subject to stockholder approval.

On June 9, 2022, the Company entered into a Stock Purchase Agreement (the “SPA”) with the Chairman of the Board of the Company, Mr. Fnu Oudom, whereby Mr. Oudom agreed to purchase 12,500,000 shares of common stock of the Company (the “Common Stock”) for $5 million, or $0.40 per share (the “Chairman’s Shares”), subject to stockholder approval. The purchase price per share reflects a 9% discount on the five-day average closing price of the Common Stock on NASDAQ before signing the SPA. On June 9, 2022, Mr. Oudom provided the Company with $5 million as interim financing in consideration for the issuance of a $5 million subordinated promissory note (the “Chairman’s Note”), bearing no interest, which will become due and payable immediately if the sale of the Chairman’s Shares is not approved by the Company’s stockholders. The Company expects to seek stockholder approval of the sale at the upcoming annual meeting of stockholders. If approved and the Chairman’s Shares are issued, all obligations under the Chairman’s Note will have been performed and discharged in full without any payment of interest. The Company has no obligation to file a registration statement with the SEC for the resale of the Chairman’s Shares.

On June 9, 2022, the Company entered into a waiver and consent agreement (the “Waiver Agreement”) with two institutional investors (each a “Holder” and collectively the “Holders”) with respect to the Company’s obligations under the Securities Purchase Agreement dated November 18, 2021 (the “2021 SPA”) by and among the Company and the Holders. Pursuant to the Waiver Agreement, the Holders waived certain the Company’s obligations under the 2021 SPA with respect to additional issuances of securities (applicable to the Chairman’s Shares) and the issuance of additional debt (applicable to the Chairman’s Note) and the Holders’ right with respect to participation rights (applicable to the Chairman’s Shares). In consideration for the Holders providing the waivers, the Company agreed that it will use $500,000 of the proceeds to pay down portions of each Holder’s promissory note (an aggregate of $1,000,000 for both Holders), half of which amount will be paid upon the issuance of the Chairman’s Note and the remainder will be paid if stockholder approval is obtained.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com